                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(A) of the Securities Exchange Act Of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party Other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Under Section 240.14a-12

                              ARTIFICIAL LIFE, INC.
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check The Appropriate Box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                             ARTIFICIAL LIFE, INC.

                         885 THIRD AVENUE, SUITE 2921
                           NEW YORK, NEW YORK 10022

Dear Stockholder:

  You are cordially invited to attend the 2001 annual meeting of stockholders of Artificial Life, Inc. to be held at 10:00 a.m. on October 1, 2001 at our office located at 885 Third Avenue, Suite 2921, New York, New York, 10022.

  At the annual meeting, you will be asked to:

  .  elect one (1) member of our board of directors, and

  . ratify the selection of Wolf & Company, P.C. as our independent certified public accountants.

  The board of directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the annual meeting.

  Further details of these matters to be considered at the annual meeting are contained in the attached proxy statement that we urge you to consider carefully. Our 2000 Annual Report is also enclosed and provides additional information regarding our financial results in 2000.

  We hope that you will be able to attend the annual meeting. Whether or not you plan to attend the annual meeting, it is important that your shares are represented. Therefore, please complete, date, sign and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. This will ensure your proper representation at the annual meeting. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                                          Sincerely,

                           /s/ Eberhard Schoeneburg

                                          EBERHARD SCHOENEBURG
                                          Chief Executive Officer, President
                                          and Chairman of the Board

                            YOUR VOTE IS IMPORTANT.
                      PLEASE RETURN YOUR PROXY PROMPTLY.

                             ARTIFICIAL LIFE, INC.

                         885 THIRD AVENUE, SUITE 2921
                           NEW YORK, NEW YORK, 10022
                                (212) 829-4386

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 1, 2001

  NOTICE IS HEREBY GIVEN that the 2001 annual meeting of stockholders of Artificial Life, Inc., a Delaware corporation, will be held on October 1, 2001 at 10:00 a.m. at the offices of Artificial Life, Inc., 885 Third Avenue, Suite 2921, New York, New York, 10022, to consider and act upon the following matters:

  1. To elect one (1) member to the board of directors, to serve for a term ending in 2004 and until his successor is duly elected and qualified;

  2. To consider and act upon a proposal to ratify the appointment of Wolf & Company, P.C. as our certified independent public accountants for the fiscal year ending December 31, 2001; and

  3. To transact such business as may be properly brought before the annual meeting and any adjournment thereof.

  The board of directors has fixed the close of business on August 22, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournments thereof.

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                          By Order of the Board of Directors

                                          /s/ Robert Duggan

                                          ROBERT DUGGAN
                                          Secretary

Boston, Massachusetts
September 3, 2001

                             ARTIFICIAL LIFE, INC.

                         885 THIRD AVENUE, SUITE 2921
                           NEW YORK, NEW YORK, 10022
                                (212) 829-4386

                               ----------------

                                PROXY STATEMENT

                               ----------------

                              GENERAL INFORMATION

  The enclosed proxy is solicited by the board of directors of Artificial Life, Inc., a Delaware corporation, for use at the 2001 annual meeting of stockholders to be held on October 1, 2001 at 10:00 a.m. at our offices located at 885 Third Avenue, Suite 2921, New York, New York, and at any adjournment or adjournments thereof.

  Where the stockholder specifies a choice on the proxy as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted:

  .  FOR the election of the director nominee named herein, and

  . FOR the ratification of appointment of Wolf & Company, P.C. as our independent certified public accountants for the fiscal year ending December 31, 2001.

  You may revoke any proxy given pursuant to this solicitation at any time before its use by delivering a written notice of revocation or a duly executed proxy bearing a later date. If you have executed a proxy but attend the annual meeting and you wish to vote in person, you may do so by revoking your proxy as described in the preceding sentence. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the meeting. Shares represented by valid proxies received in time for use at the annual meeting and not revoked at or prior to the annual meeting, will be voted at the annual meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes (as defined below) are counted as present or represented at the meeting for purposes of determining whether a quorum exists.

  The nominee for election of the director at the meeting will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting. Withholding authority to vote for a nominee for director will have no effect on the outcome of the vote. The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively is required to ratify the appointment of Wolf & Company, P.C. as our independent certified public accountants for the fiscal year ending December 31, 2001. Abstentions, votes withheld and broker non-votes will not be treated as votes cast for these purposes and will not affect the outcome of the election. A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer and is barred by applicable rules from exercising discretionary authority to vote on the matter and so indicates on the proxy.

  Members of the board of directors of the company and officers of the company, as a group, own or may be deemed to control approximately 56.3% of the outstanding shares of common stock. As there is no cumulative voting provided for in the company's amended and restated certificate of incorporation, the board of directors and officers can exert substantial influence over the election of the board of directors and the outcome of any issues that may be subject to a vote by our stockholders at the annual meeting. The board of directors and officers have indicated their intent to vote all shares of common stock owned or controlled by them in favor of each item set forth herein.

  The close of business on August 22, 2001 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the meeting. As of the close of business on August 22, 2001, there were

10,728,469 shares of our common stock, issued and outstanding and entitled to vote. Each share of common stock entitles the holder thereof to one vote with respect to all matters submitted to stockholders at the annual meeting.

  The cost of soliciting proxies, including expenses in connection with preparing and mailing this proxy statement will be borne by us. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their expenses in forwarding proxy materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, telex and personal solicitation by our directors, officers or employees. No additional compensation will be paid for such solicitation.

  This proxy statement and the accompanying proxy are being mailed on or about September 4, 2001 to all stockholders entitled to notice of and to vote at the annual meeting. The annual report to stockholders for the fiscal year ended December 31, 2000 is being mailed to the stockholders with this proxy statement, but does not constitute a part hereof.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  Our restated bylaws and amended and restated certificate of incorporation provide for a classified board of directors. The board of directors currently consists of five members, classified into three classes as follows:
Mr. Eberhard Schoeneburg is the class I director and his term expires in 2001. Mr. Hartmut Meyer and Dr. Gert Hensel are the class II directors, with their terms expiring in 2003. Mr. Frank Namyslik and Ms. Claudia Alsdorf are the class III directors, with their terms expiring in 2002. At each annual meeting, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

  The board of directors has voted to set the size of the board at five members and to nominate Mr. Schoeneburg for re-election at the annual meeting for a term of three years, to serve until the 2004 annual meeting of stockholders, and until his successor is elected and qualified. The class II directors (Mr. Meyer and Dr. Hensel) and Class III directors (Mr. Mamyslik and Ms. Alsdorf) will serve until the annual meeting of stockholders to be held in 2003 and 2002, respectively, and until their respective successors have been elected and qualified.

  Unless authority to vote for the director nominee is withheld, the shares represented by the enclosed proxy will be voted FOR the election of the director nominee. In the event that the director nominee shall become unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the board of directors may recommend in his place. The board has no reason to believe that the director nominee will be unable or unwilling to serve.

  A plurality of the shares present in person or represented by proxy at the annual meeting and entitled to vote is required to elect the director nominee.

  THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF MR. SCHOENEBURG AS A DIRECTOR, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                                  MANAGEMENT

Board of Directors and Executive Officers

  Set forth below are the names of the executive officers, the person nominated as a director, directors whose terms do not expire this year, their ages, their offices with us, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which they hold directorships.

Name                               Age Position
----                               --- --------
Eberhard Schoeneburg*............   44 Chairman of the Board, Chief Executive Officer,
                                       President and Treasurer

Claudia Alsdorf..................   34 Director

Dr. Gert Hensel..................   47 Director

Phaik Chin Lim...................   36 Chief Financial Officer

Hartmut Meyer....................   47 Director

Frank Namyslik...................   42 Director, Chief Operating Officer

--------
*  Director Nominee

  EBERHARD SCHOENEBURG has been the president and a member of our board of directors since November 1994. He was our chief executive officer from November 1994 to May 1996 and from October 1997 to the present. Mr. Schoeneburg has been the chairman of our board of directors since our founding. From 1989 to 1994, Mr. Schoeneburg was a professor for industrial applications of artificial intelligence at Fachhochschule Furtwangen, Germany. Mr. Schoeneburg was awarded the First Prize of the Berlin Innovation Award in 1990 for the development of the First European Neural Compiler and again in 1992 for the development of an expert system for detecting chemical hazards for Procter and Gamble. He has published five course books on a wide variety of topics such as computer viruses, neural networks, evolution strategies and genetic programming and over 60 research papers on related topics. He is also a member of the jury of the Golden Award of Montreux.

  CLAUDIA ALSDORF joined our board of directors in August 2001, filling the vacancy created by an increase in the number of directors on the board. In 1999, Ms. Alsdorf co-founded echtzeit AG where she was principally responsible for the preparation of an initial public offering of echtzeit AG securities on the German Neuer Markt exchange, as well as initiating a joint venture with a German retailer for three-dimensional product presentations and online catalogues. In 1996, Ms. Alsdorf founded echtzeit USA in San Francisco, and was mainly responsible for the initiation of operations with United States-based companies. In 1995, Ms. Alsdorf co-founded echtzeit Gesellschaft fur mediales Gestalten mbH, a developer of computing environments for e-commerce and communications both on the desktop and for large-scale multi-user Internet environments, with subsidiaries in Berlin, Cologne and Zurich.

  DR. GERT HENSEL joined our board of directors in July 2001, filling the vacancy created by an increase in the number of directors on the board following the resignation of three members of our board of directors during the second quarter of our current fiscal year and the subsequent decrease in the size of our board. Since January 2000, Dr. Hensel has been the chief operating officer and founder of VICUS Grundstuecksservice GmbH, a real estate management company. From January 1998 to January 2000, Dr. Hensel was the founder and a shareholder of Weiss-Grundstuecksverwaltungs--und Entwicklungsgesellschaft mbH Erkner, a real estate management company. Since January 1995, Dr. Hensel has been a corporate fiduciary for Big GmbH, Berlin and a manager of DAVU Accounting services.

  PHAIK CHIN LIM, became our chief financial officer in June 2001. From 1997 until June 2001, Ms. Lim was a senior consultant for EL Consulting, an executive management-leasing firm in Hong Kong. From 1996 to 1997, Ms. Lim was the company secretary, financial and administration secretary of the Association of Consulting Engineers Australia. Ms. Lim graduated from Curtin University Perth, WA, in 1988.

  HARTMUT MEYER joined our board of directors in July 2001, filling the vacancy created by an increase in the number of directors on the board following the resignation of three members of our board of directors during the second quarter of our current fiscal year and the subsequent decrease in the size of our board. He has been a consultant for Business Process Development and Transition/Integration-Management, Compass-Group Germany GmbH, since 2001. From 1998 until 2001, Mr. Meyer was the Executive Vice President and Managing director of Lufthansa Service GmbH, Germany where he was responsible for finance, administration and personnel functions. Mr. Meyer also served as the Head of Legal Affairs and Corporate Organization for Lufthansa Service Holding AG/SKY Chefs from 1995 until 1998. In that capacity, Mr. Meyer was responsible for major group-wide and strategic projects, focused on customer relationship management and cost-control systems. Mr. Meyer received an M.B.A. from General University Kassel in 1978.

  FRANK NAMYSLIK joined our board of directors in July 2001, filling the vacancy created by an increase in the number of directors on the board following the resignation of three members of our board of directors during the second quarter of our current fiscal year and the subsequent decrease in the size of our board. Mr. Namyslik joined us in 2000 as our global controller, and in 2001 he became our chief operating officer. Between 1995 and 2000, Mr. Namyslik was a managing director of ITEM and Qnet Systems in Kronberg, Frankfurt, Germany, a software distribution and solutions company. Mr. Namyslik earned his degree in mathematics, physics and computer science from Freie University in Berlin.

Committees of the Board of Directors and Meetings

  Meeting Attendance. During the year ended December 31, 2000, the board did not meet, but acted by unanimous written consent on 8 occasions.

  Audit Committee. Our audit committee currently consists of Mr. Meyer, Ms. Alsdorf and Dr. Hensel, all of whom are independent directors as defined by the current rules of the Nasdaq Stock Market. Mr. Meyer, Ms. Alsdorf and Dr. Hensel were appointed to the audit committee to replace Mr. Felix Widmer following his resignation from our board of directors and the committees of which he was a member. The audit committee met twice in the fiscal year ended December 31, 2000. The primary function of the audit committee is to assist the board of directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information that we provide to any governmental body or the public; our systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the board have established; and our auditing, accounting and financial reporting processes generally. Consistent with this function, the audit committee encourages continuous improvement of, and fosters adherence to, our policies, procedures and practices at all levels. The audit committee's primary duties and responsibilities are to:

  . serve as an independent and objective party to monitor our financial reporting process and internal control system;

  . review and appraise the audit efforts of our independent accountants and internal auditing department; and

  . provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the board of directors.

  On June 5, 2000, the board of directors approved the adoption of the Audit Committee Charter, a copy of which is attached to this proxy statement as Appendix A. The Audit Committee Report appears later in this proxy statement.

  Compensation Committee. The compensation committee currently consists of Mr. Meyer and Dr. Hensel, both non-employee directors. Mr. Meyer and Dr. Hensel were appointed to the compensation committee to fill the vacancies created by the respective resignations of Messrs. Felix Widmer and Rolf Levenhagen in July 2001. The compensation committee's functions are to recommend to the full board of directors, the amount, nature and method of payment of compensation of all executive officers and certain other key employees and our consultants, and to administer our equity plan. The compensation committee met once in the fiscal year ended December 31, 2000.

  Compensation Committee Interlocks and Insider Participation. Mr. Hartmut Meyer and Dr. Gert Hensel, both non-employee directors, constitute our current compensation committee. During the fiscal year ended December 31, 2000, Messrs. Gerhard Zink and Felix Widmer comprised our compensation committee.

Neither Mr. Meyer nor Dr. Hensel serves as a member of the board of directors or compensation committee of any entity that has any of its members serving as a member of our board of directors or compensation committee. Additionally, neither Mr. Zink, nor Mr. Widmer has served as a member of the board of directors or compensation committee of any entity that currently has, or previously has had any of its members serving as a member of our board of directors or compensation committee.

  We do not have a standing nominating committee or any other committees performing similar functions.

  Compensation of Directors. Directors who are not also our employees receive $3,000 for each meeting of the board of directors attended and are reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings. Non-employee directors are also eligible for participation in our 1998 Equity Incentive Plan. Although we have in past years granted non-qualified stock options to non-employee directors as an incentive to join or remain on the board of directors, we did not grant any such options during the fiscal year ended December 31, 2000. We have granted options to our new directors during the current fiscal year and may grant such options in the future.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth summary information as to compensation earned by our chief executive officer and each of the three other most highly compensated executive officers who were employed by us as of December 31, 2000 for services rendered to us in all capacities during the three fiscal years ended December 31, 2000 (collectively referred to elsewhere in this proxy statement as "named executive officers"). None of our other executive officers earned greater than $100,000 in the fiscal year ended December 31, 2000. The table also includes two additional executives who would have been among the five most highly compensated executive officers except for the fact that they were not serving as executive officers as of December 31, 2000.

                                    Annual
                                 Compensation          Long-Term Compensation
                              ------------------     ---------------------------
                                                                      Securities
Name and Principal                                     Other Annual   Underlying
Position                 Year Salary ($)  Bonus      Compensation ($)  Options
------------------       ---- ---------- -------     ---------------- ----------
Eberhard Schoeneburg.... 2000  267,554         0               0             0
 President and           1999  263,538         0               0       300,000
 Chief Executive Officer 1998  240,414         0               0             0

Robert Pantano(1)....... 2000  163,788    25,000(2)        2,250(3)          0
 Chief Financial Officer 1999  121,923         0               0        61,388
                         1998  100,080         0               0        41,442

Klaus Kater(4).......... 2000   27,132         0          17,800(5)          0
 Chief Technology        1999  121,923         0               0        61,388
  Officer
                         1998   57,692         0               0        41,442

Manuel Ebner(6)......... 2000  149,930         0               0             0
 Chief Executive         1999        0         0               0        80,000
  Officer--
 Artificial Life Schweiz
  AG

Bruno Gabriel(7)........ 2000  130,457         0         178,005(8)          0
 Chief Executive         1999  216,496         0               0       200,000
  Officer--
 Artificial Life Schweiz
  AG

Rolf Levenhagen(9)...... 2000   90,833   100,000(10)           0             0

--------
 (1)   Mr. Pantano resigned from his position with us in June 2001.

 (2) Consists of $25,000 merit-based bonus paid to Mr. Pantano for the fiscal year 2000.

 (3) Consists of $2,250 in matching funds which were contributed to Mr. Pantano's account under our 401(k) plan.

 (4) Mr. Kater became our chief technology officer in September 1997, but did not have total compensation which exceeded $100,000 in the fiscal year ended December 31, 1998. Mr. Kater resigned from the chief technology officer position effective June 30, 2000.

 (5)   Consists of $17,800 of relocation expenses for which we reimbursed Mr.
       Kater.

 (6) Mr. Ebner joined us in February 2000 as Head of Business Development and Strategy for Artificial Life Schweiz AG (then known as "Artificial Life Europe AG"). Mr. Ebner was appointed to chief executive officer of Artificial Life Schweis, AG in April 2000, and his employment was terminated in April 2001.

 (7) Mr. Gabriel became chief executive officer of Artificial Life Schweiz AG (then known as "Artificial Life Europe AG") in October 1998. Mr. Gabriel's total compensation in 1998 amounted to $173,537. He resigned this position in April 2000. In 1998, Mr. Gabriel provided services to us as an independent consultant. We have currently engaged Mr. Gabriel as an independent consultant for an additional two-year term expiring in August 2002.

 (8) Consists of $178,005 of severance pay, of which $53,825 was paid to Mr. Gabriel and, as of December 31, 2000, $124,180 had accrued and remained payable to him.

 (9)   Mr. Levenhagen resigned from the board of directors in June 2001.

(10) Consists of a payment to Mr. Levenhagen of a $100,000 advance against his commission on worldwide sales.

  Option Grants. We did not grant options to any named executive officers during the fiscal year ended December 31, 2000.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  The following table provides information regarding the exercises of options by each of the named executive officers during the fiscal year ended December 31, 2000. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2000 and the values of "in-the-money" options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of the common stock.

                                                    Number of Securities
                                                         Underlying
                                                     Unexercised Options    Value of the Unexercised
                                                   at Fiscal Year-End (#)     In-The-Money Options
                                                             (1)             at Fiscal Year-End ($)
                                                  ------------------------- -------------------------
                           Shares
                          Acquired      Value
Name                     on Exercise Realized ($) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ------------ ----------- ------------- ----------- -------------
Eberhard Schoeneburg....        0            0      100,000      200,000          0            0

Robert Pantano(2).......   14,288      399,207       21,388       40,000          0            0

Klaus Kater(3)..........   33,472      935,208       21,388       40,000          0            0

Manuel Ebner............        0            0       26,667       53,333          0            0

Bruno Gabriel...........        0            0       66,666      133,334          0            0

Rolf Levenhagen.........        0            0            0            0          0            0

-------
(1) The range of the exercise prices for outstanding options held by the named individuals is $14.50 to $17.94 per share.

(2) Robert Pantano exercised an option to purchase an aggregate of 16,442 shares of common stock utilizing a net exercise feature, resulting in the issuance of 14,288 shares of common stock.

(3) Mr. Kater exercised an option to purchase an aggregate of 41,442 shares of common stock utilizing a net exercise feature, resulting in the issuance of 33,472 shares of common stock.

  Employment Agreements. Under an Executive Employment Agreement dated July 1, 1998, and amended and restated as of September 1, 1998, we agreed to employ Eberhard Schoeneburg as president, chief executive officer and chairman of the board of directors for a period of three years at an initial annual base salary of $240,000 plus an incentive bonus equal to 3% of our income from operations. The agreement also provides that the annual base salary will increase as determined by the board of directors, but at not less than 10% per year. If Mr. Schoeneburg is terminated without cause, including a failure to renew the agreement, or if he terminates his employment for "good reason," as defined in the agreement, he will be entitled to receive a lump sum payment of one to three times, depending upon whether such termination occurs before or after a change of control, the sum of, (i) his base salary plus (ii) the greater of the average of his two most recent annual bonuses or his annual bonus payable in the year of termination. The agreement also contains a non-compete and non-solicitation provision which covers the longer of the term of his employment or any time period during which he serves as our director, plus a period of one year thereafter.

  On June 1, 2001, we entered into an employment agreement with our new Global Chief Financial Officer, Phaik Chin Lim as an employee of Artificial Life Asia with a base salary of $16,667 per month, paid on a 12 month basis, with the cash salary convertible to stock or stock options by mutual agreement. We also issued to Ms. Lim an option to purchase 300,000 shares of our common stock and a warrant to purchase an additional 200,000 shares of our common stock, each at an exercise price of $0.35 per share.

                      COMPARATIVE STOCK PERFORMANCE GRAPH

  The following graph shows the cumulative stockholder return of our common stock from December 18, 1998 (the first trading day for the common stock) through June 29, 2001 as compared with that of the Nasdaq Market Index and the SIC Code Index (Prepackaged Software). The graph assumes the investment of $100 in our common stock and each of the comparison groups on December 18, 1998 and assumes the reinvestment of dividends. We have never declared a dividend on our common stock. The stock price performance depicted in the graph below is not necessarily indicative of future price performance. This graph is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. Information used on the graph was obtained from Media General Financial Services, a source believed to be reliable, but we are not responsible for any errors or omissions in such information.

                                                      [GRAPH]
                                                   Sic Code Index
ate       Artificial Life, Inc.     (Prepackaged Software)  Nasdaq Market IndexD
--------   ---------------------     ----------------------  -----------------
                                      --
   12/18/98         100.00                     100.00                 100.00
   12/31/98          58.51                     100.00                 100.00
    3/31/99          64.63                     113.54                 111.72
    6/30/99          63.83                     121.04                 121.57
    9/30/99          52.66                     126.82                 123.55
   12/31/99          76.06                     198.32                 182.47
    3/31/00         102.13                     207.45                 207.62
    6/30/00          82.71                     172.41                 178.57
    9/29/00          57.45                     162.05                 164.79
   12/29/00          20.74                     107.57                 110.74
   3/30/01          10.37                      85.35                  83.49
   6/29/01           2.34                     111.92                  97.84

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information as of August 30, 2001 regarding the beneficial ownership of our common stock by (i) each person that we believe beneficially owns 5% or more of our common stock; (ii) each named executive officer; (iii) each of our directors and each director nominee; and
(iv) all of our current directors and executive officers as a group.

                                              Shares Beneficially Owned(1)
                                              ---------------------------------
Name and Address of Beneficial Owner(2)          Shares          Percent(3)
---------------------------------------       ---------------- ----------------
Eberhard Schoeneburg(4)......................        5,767,377           52.8%

Dr. Gert Hensel(5)...........................           50,000              *

Hartmut Meyer(6).............................           50,000              *

Frank Namyslik(7)............................          225,000            2.1%

Claudia Alsdorf(8)...........................           50,000              *

Rolf Levengagen..............................          300,000            2.7%

Gerhard Zink.................................                0              *

Robert Pantano...............................                0              *

Klaus Kater..................................          100,000              *

Manuel Ebner.................................                0              *

Robert Duggan(9).............................          600,000            5.3%
Bruno Gabriel(10)............................          862,759            7.9%

All current directors and executive officers         6,642,377           56.3%
 as a group (6 persons)(11)..................

--------
 * Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

 (1) Shares of common stock that an individual or group has the right to acquire within 60 days of June 30, 2001, pursuant to the exercise of options are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as otherwise indicated in footnotes to this table, we believe that the beneficial owners named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by such beneficial owners.

 (2) The address of all persons who are executive officers or directors is: c/o Artificial Life, Inc., 885 Third Avenue, Suite 2921, New York, New York, 10022.

 (3) Percentage of ownership is based on 10,728,469 shares of common stock outstanding as of August 30, 2001 and all stock options which are exercisable within 60 days August 30, 2001 (October 29, 2001) for the respective individuals listed.

 (4) Includes 200,000 shares subject to stock options which are exercisable within 60 days of August 30, 2001 (October 29, 2001).

 (5) Includes 50,000 shares subject to stock options which are exercisable within 60 days of August 30, 2001 (October 29, 2001).

 (6) Includes 50,000 shares subject to stock options which are exercisable within 60 days of August 30, 2001 (October 29, 2001).

 (7) Includes 200,000 shares subject to stock options which are exercisable within 60 days of August 30, 2001 (October 29, 2001).

 (8) Includes 50,000 shares subject to stock options which are exercisable within 60 days of August 30, 2001 (October 29, 2001).

 (9) Includes 215,000 shares subject to stock options and 385,000 shares subject to warrants each of which are exercisable within 60 days of August 30, 2001 (October 29, 2001).

(10) Includes 133,333 shares subject to stock options which are exercisable within 60 days of August 30, 2001 (October 29, 2001).

(11) Includes: (i) securities beneficially held by each of our current directors Mr. Eberhard Schoeneburg, Dr. Gert Hensel, Mr. Hartmut Meyer, Mr. Frank Namyslik and Ms. Claudia Alsdorf, including an aggregate of 575,000 shares subject to stock options held by these individuals which are exercisable within 60 days of August 30, 2001 (October 29, 2001); and
      (ii) 500,000 shares of our common stock beneficially held by Phaik Chin Lim, our current Chief Financial Officer, including 300,000 shares subject to stock options and 200,000 shares subject to warrants each of which are exercisable within 60 days of August 30, 2001 (October 29, 2001).

          REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  Compensation Philosophy. The design and implementation of our executive compensation programs are based on a series of guiding principles derived from our values, business strategy and management requirements. These principles may be summarized as follows:

  . to attract, motivate and retain high caliber individuals who are responsible for leading us to achieve or exceed corporate goals and to increase total return to stockholders;

  . to provide a total compensation program where a significant portion of compensation is linked to the achievement of individual performance objectives as well as both short-term and long-term corporate performance;

  . to align the financial interests of the management team with our financial interests and those of our stockholders; and

  . to emphasize reward for performance at the individual, team and corporate levels.

  Base Salary. Each fiscal year, the compensation committee establishes base salaries for individual executive officers based upon (i) the committee's review of publicly available industry and peer group information, (ii) the responsibilities, scope and complexity of each position, (iii) the individual's tenure in the position and (iv) performance judgments as to each individual's past and expected future contributions. The chief executive officer recommends the base salary amount for each officer other than himself. The committee then reviews with the chief executive officer and approves, with appropriate modifications, an annual base salary plan for our executive officers other than the chief executive officer.

  In general, the committee reviews and fixes the base salary of the chief executive officer based on the committees review of comparable competitive compensation from publicly available sources, as well as the committee's assessment of such officer's past performance and its expectations as to such officer's future contributions to our leadership. We have entered into an executive employment agreement with the chief executive officer, Mr. Eberhard Schoeneburg, dated July 1 1998, and restated as of September 1, 1998. This employment agreement expired on September 1, 2001 and we are currently in the process of negotiating an amendment to extend the term of this agreement. For the fiscal year ended December 31, 2000, under the terms of this employment agreement, the chief executive officer's base salary was increased to $290,400 from $264,000 in accordance with his employment contract. For the current fiscal year ending December 31, 2001, a 10% base salary increase to $319,440 will be effective for the chief executive officer under the terms of this agreement. Our chief executive officer has deferred receipt of his salary earned to date in 2001. As of June 30, 2001 the amount of deferred compensation was approximately $147,434.

  Annual Bonus. Our executive officers are eligible for an annual cash bonus, which is based primarily on corporate achievements and individual performance objectives that are established at the beginning and throughout each year. After the completion of the year, the committee reviews the attainment of corporate and individual objectives and awards bonuses in the first quarter of the subsequent year, based on the extent to which corporate objectives were met or exceeded, and any individual contributions to our overall performance.

  We achieved several milestones in 2000, including the continued technological advancement of our products, the development and introduction of new products, the receipt of awards related to our web site and products and a gross revenue increase of approximately 219% from the prior year. Although these milestones were significant in our history, the chief executive officer did not receive an annual bonus in the fiscal year ended December 31, 2000.

  Equity-based Long-term Incentive Compensation. Long-term incentives for our employees are provided through stock option grants under our equity plan, which generally are provided through initial stock option grants at the date of hire and periodic additional grants. The option grants are intended to motivate the executive officers to improve our long-term performance and to align the financial interests of the management team with our financial interests and those of our stockholders. Awards take into account each officer's scope of responsibility and specific assignments, strategic and operational goals applicable to the officer, anticipated performance and contributions of the officer and competitive market data for similar positions. Options are granted with an exercise price equal to the fair market value of our common stock on the date of grant. The standard vesting schedule provides that a portion of the shares subject to each option vest and become exercisable annually over a three-year period. Certain options granted under the equity plan are subject to different vesting schedules, including schedules that are based on the achievement of certain milestone events.

  Compensation Deductibility. The committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended on our compensation programs. Section 162(m) of the Internal Revenue Code limits a publicly held company's tax deduction for compensation paid to the chief executive officer and the other four most highly paid officers. Generally, amounts paid in excess of $1 million to a covered executive in any year cannot be deducted. Performance-based compensation that has been approved by stockholders is not subject to the limit. Our policy is to qualify our executive officers' compensation for deductibility under applicable tax laws to the extent reasonable. The committee will continue to assess the impact of
Section 162(m) of the Code on its compensation practices and determine what further action, if any, is appropriate.

              By the Artificial Life, Inc. Compensation Committee

                     Dr. Gert Hensel and Mr. Hartmut Meyer

                           REPORT OF AUDIT COMMITTEE

  The audit committee of the board of directors, which consists entirely of directors who meet the independence and experience requirements of the Nasdaq Stock Market rules, has furnished the following report:

  The audit committee assists the board in overseeing and monitoring the integrity of our financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the audit committee are set forth in a written charter adopted by the board, which is attached as Appendix A to this proxy statement. The audit committee reviews and reassesses the charter annually and recommends any changes to the board for approval. The audit committee is responsible for overseeing our overall financial reporting process. In fulfilling its responsibilities for the financial statements for fiscal year 2000, the audit committee took the following actions:

  . Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2000 with management;

  . Reviewed communications from Wolf & Company, P.C. regarding the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

  . Received written disclosure and a letter from Wolf & Company, P.C. regarding its independence as required by Independence Standards Board Standard No. 1. The audit committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the audit committee determined appropriate.

  Based on the audit committee's review of the audited financial statements and communications from Wolf & Company, P.C. and its discussions with management, the audit committee recommended to the board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                 By the Artificial Life, Inc. Audit Committee

          Dr. Gert Hensel, Ms. Claudia Alsdorf and Mr. Hartmut Meyer

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Since December 31, 1999, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of our securities or any member of the immediate family of any of the foregoing individuals has or will have a direct or indirect material interest other than the transactions described below.

  During the period from September 26, 1998 to December 31, 1999, we advanced Mr. Schoeneburg approximately $547,525 for living and personal expenses. Mr. Schoeneburg repaid or applied against amounts owed him a total of $626,893. The balance due on these advances as of June 30, 2001 was $68,811.

  We have also entered into an executive employment agreement with Mr. Schoeneburg, dated July 1 1998, and restated as of September 1, 1998. This employment agreement expired on September 1, 2001 and we are currently in the process of negotiating an amendment to extend the term of this agreement. For the fiscal year ended December 31, 2000, under the terms of this employment agreement, Mr. Schoeneburg's base salary was increased to $290,400 from $264,000 in accordance with his employment agreement. For the current fiscal year ending December 31, 2001, a 10% base salary increase to $319,440 will be effective under the terms of this agreement. Mr. Schoeneburg has deferred receipt of his salary earned to date during 2001. As of June 30, 2001 the amount of this deferred compensation was approximately $147,434.

  On April 27, 2001 we issued to Robert Duggan, our secretary and a beneficial holder of greater than 5% of our outstanding common stock: (i) a warrant to purchase 35,000 shares of our common stock at an exercise price of $0.50 per share in consideration of consulting services rendered to us by Mr. Duggan in connection with our consideration and preparation of documents related to various financing alternatives, and (ii) an option to purchase 65,000 shares of our common stock at an exercise price of $0.50 per share in consideration of consulting services rendered to us by Mr. Duggan in connection with our other legal matters.

  On June 7, 2001 we issued to Robert Duggan, our secretary and a beneficial holder of greater than 5% of our outstanding common stock: (i) a warrant to purchase 350,000 shares of our common stock at an exercise price of $0.10 per share in consideration of consulting services rendered to us by Mr. Duggan in connection with our consideration and preparation of documents related to various financing alternatives, and (ii) an option to purchase 150,000 shares of our common stock at an exercise price $0.10 per share in consideration of consulting services rendered to us by Mr. Duggan in connection with our other legal matters.

  On June 29, 1998, Mr. Schoeneburg loaned us $500,000 at an annual interest rate of 10%. The full amount of the loan, including principal and all accumulated interest thereon, was originally due and payable on January 1, 2000. The due date of the note was extended to April 30, 2000 and repaid on June 6, 2000.

  In June 2000, we advanced $100,000 against future commissions on worldwide sales to Mr. Rolf Levenhagen, a former member of our board of directors and our former President--Sales and Marketing. Mr. Levenhagen terminated his employment and resigned from our board of directors on June 30, 2001.

  Effective August 31, 2000, Mr. Bruno Gabriel, the former chief executive officer of Artificial Life Schweiz who was also one of our directors and a greater than five percent stockholder, resigned his position as chief executive officer and received a severance payment of 300,000 Swiss Francs, or approximately $180,000 U.S. Mr. Gabriel's term on our board of directors expired on October 31, 2000, and he did not stand for re-election. As of December 31, 2000, $124,180 of the severance payment owed to Mr. Gabriel continued to be unpaid and is included in our accounts payable. On the date of Mr. Gabriel's resignation, we also entered into a consulting agreement with him. This agreement provides for commissions to be paid to Mr. Gabriel based on sales production, and a monthly payment of 18,000 Swiss Francs (approximately $11,000 U.S.) for two years from the effective date of the agreement (October 31, 2002).

  In September 2000, Mr. Robert Pantano, at that time our chief financial officer, purported to exercise an option to purchase 25,000 shares of our common stock by delivering to us a promissory note in the amount of

                                  APPENDIX A

                            AUDIT COMMITTEE CHARTER

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER

I. Purpose

  The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The audit committee's primary duties and responsibilities are to:

  . Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

  . Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing department.

  . Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

  The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter.

II. Composition

  The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. For purposes of this charter, a director shall not be considered "independent" if, among other things, he or she has:

  . been employed by the Corporation or its affiliates in the current or past three years;

  . accepted any compensation from the Corporation or its affiliates in excess of $60,000 during the previous fiscal year (except for board service, retirement plan benefits, or non-discretionary compensation);

  . an immediate family member who is, or has been in the past three years, employed by the Corporation or its affiliates as an executive officer;

  . been a partner, controlling shareholder or an executive officer of any for-profit business to which the Corporation made, or from which it received, payments (other than those which arise solely from investments in the corporation's securities) that exceed five percent of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or

  . been employed as an executive of another entity where any of the Corporation's executives serve on that entity's compensation committee.

  All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

  The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the committee may designate a Chair by majority vote of the full Committee membership.

III. Meetings

  The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporations financials consistent with IV.4. below.

IV. Responsibilities and Duties

  To fulfill its responsibilities and duties the Audit Committee shall:

 Documents/Reports Review

 1. Review and update this Charter periodically, at least annually, as conditions dictate.

 2. Review the Corporation's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

 3. Review the regular internal reports to management prepared by the internal auditing department and management's response.

 4. Review with financial management and the independent accountants the 10-Q prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

 Independent Accountants

 5. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

 6. Ensure, on an annual basis: (a) the receipt from the independent accountants of a formal written statement delineating all relationships between the independent accountants and the Corporation, consistent with Independence Standards Board Standard 1; (b) active dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the accountants; and (c) where appropriate, the taking, or the recommendation that the full Board take action to oversee the accountants' independence.

 7. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant. Such review shall include acknowledgement of the independent accountants' ultimate responsibility to the Board and the Committee, as representatives of the shareholders.

 8. As necessary, nominate an independent accountant to be proposed for shareholder approval in any proxy statement.

 9. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

 Financial Reporting Processes

  In consultation with the independent accountants and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.

10. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

11. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

 Process Improvement

12. Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

13. Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

14. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

15. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

16. Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

 Ethical and Legal Compliance

17. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

18. Review management's monitoring of the Corporation's compliance with the Corporation's Ethical Code, and ensure that management has the proper review system in place to ensure that the Corporation's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

19. Review activities, organizational structure, and qualifications of the internal audit department.

20. Review, with the Corporation's counsel, legal compliance matters including corporate securities trading policies.

21. Review, with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

22. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                              ARTIFICIAL LIFE, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD TUESDAY, OCTOBER 31, 2000
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED hereby appoint Robert Duggan and Chin Lim, and each of them acting singly, as attorneys and proxies, with full power of substitution, with all the powers which the undersigned would possess if personally present, to vote for and on behalf of the undersigned at the annual meeting of stockholders of ARTIFICIAL LIFE, INC. to be held at 10:00 a.m. at the offices of Artificial Life, Inc., 885 Third Avenue, Suite 2921, New York, New York, 10022, on October 1, 2001, and at any adjournment or adjournments thereof, upon and with respect to all shares of the common stock to which the undersigned would be entitled to vote and act if personally present. The undersigned hereby directs Robert Duggan and Chin Lim to vote in accordance with their judgment on any matters which may properly come before the meeting, all as indicated in the Notice of the Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such Notice as specified by the undersigned:

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR IDENTIFIED BELOW AND FOR PROPOSAL 2

     (1) Proposal to elect the following person as a member of the board of directors:

              Eberhard Schoeneburg     [ ] FOR     [ ] WITHHOLD VOTE


     (2) Proposal to ratify the appointment of Wolf & Company, P.C. as our independent certified public accountants for the fiscal year ending December 31, 2001.

                                       [ ] FOR     [ ] AGAINST     [ ] ABSTAIN


     (3) IN THEIR DISCRETION TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR AND IN FAVOR OF THE ITEMS SET FORTH ABOVE UNLESS A CONTRARY SPECIFICATION IS MADE.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED
ENVELOPE.

Please sign exactly as name appears below.

                       Dated: ___________________________

                                    Signature

                            Signature if held jointly

                                  Printed Name

                                     Address

NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the person named on the stock certificate has died, please submit evidence of your authority. If a corporation, please sign in full corporate name by the president or authorized officer and indicate the signer's office. If a partnership, please sign in the partnership name by an authorized person.